Exhibit 10.4

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT, by and between Rite Aid Corporation, a Delaware Corporation (the “Company”) and Douglas E Donley (“Executive”) is entered into as of the 18th day of December, 2008.  The provisions of this Amendment shall be effective as of January 1, 2005 (the “Effective Date”).

WHEREAS, Executive and the Company previously entered into that certain employment agreement, dated as of August 1, 2000 (the “Employment Agreement” or “Agreement”); and

WHEREAS, the Company and the Executive now desire to amend the Employment Agreement to ensure compliance with Internal Revenue Code Section 409A and the final regulations promulgated thereunder;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1.             New Section 14.  Effective as of the Effective Date, the following new Section 14 shall be inserted into the Employment Agreement.  In the event of an inconsistency between this new Section 14 and the remaining provisions of the Employment Agreement, Section 14 shall govern.

“14.         COMPLIANCE WITH CODE SECTION 409A  Notwithstanding anything in this Employment Agreement to the contrary, effective as of January 1, 2005, the following provisions shall govern:  The provisions listed below are intended to be compliant with Internal Revenue Code (“Code”) Section 409A and the final regulations promulgated thereunder (‘409A’) and shall be construed to be so compliant.

(a)           Good Reason: Any termination for ‘Good Reason’ shall comply with the safe harbor definition of ‘good reason’ in 409A, including the condition giving rise to such termination and the notice and cure period provided for in 409A.  Without limiting the generality of the foregoing, the following specific provisions will be effective as of January 1, 2005:

(i)            The final paragraph of Section 5.4 of the Agreement shall be modified to read as follows:

‘provided, however that the Executive has provided written notice (which shall set forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provisions of this Agreement on which Executive relies) to the Company of the existence of any condition described in any one of subparagraphs a, b, or c within 30 days of the initial existence of such condition, and the Company has not cured the condition within 30 days of the receipt of such notice.  Any termination of employment by the Executive for Good Reason pursuant to Section 5.3 must occur no later than the date that is the second anniversary of the initial existence of the condition giving rise to the termination right.’

(b)           Payment of Benefits: To the extent necessary to avoid adverse tax consequences, and except as described below, any payment to which the Executive becomes entitled under the Agreement, or any arrangement or plan referenced in this Agreement, that constitutes “deferred compensation” under 409A, and is (a) payable upon the Executive’s termination; (b) at a time when the Executive is a “specified employee” as defined by 409A shall not be made until the earliest of:

(1)           the expiration of the six month period (the “Deferral Period”) measured from the date of the Executive’s ‘separation from service’ under 409A; or

(2)           the date of the Executive’s death.

Upon the expiration of the Deferral Period, all payments that would have been made during the Deferral Period (whether in a single lump sum or in installments) shall be paid as a single lump sum to the Executive or, if applicable, his beneficiary.  This section shall not apply to any payment which constitutes “separation pay” as described in Internal Revenue Regulations Section 409A-1(b)(9) (in general, payments (i) that are made on an involuntary separation from service which (ii) do not exceed the lesser of two times (x) the Executive’s annualized compensation for the taxable year preceding the year in which the separation from service occurs or (y) the Code Section 401(a)(17) limit on compensation for the year in which separation from service occurs and (iii) are paid in total by the end of the second calendar year following the calendar year in which the separation from service occurs.)

Without limiting the generality of the foregoing, the following specific provisions will be effective as of January 1, 2005:

‘The Company shall pay to the Executive the Accrued Benefits, within ten (10) days after the Date of Termination.  Notwithstanding the foregoing, if the Executive is a ‘specified employee’, as defined in 409A, the Company shall pay to the Executive the Accrued Benefits on the six (6) month anniversary of the Date of Termination.

To the extent permissible by law, each payment and each installment described in this Agreement shall be considered a separate payment from each other payment or installment’

(c)           Reimbursements:  To the extent required by 409A, with regard to any provision that provides for the reimbursement of costs and expenses, or for the provision of in-kind benefits:

(1)           The right to such reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit;

(2)           The amount of expenses or in kind benefits available or paid in one year shall not affect the amount available or paid in any subsequent year; and

(3)           Such payments shall be made on or before the last day of the Executive’s taxable year in which the expense occurred.

Without limiting the generality of the foregoing, the following specific provisions will be effective as of January 1, 2005:

Section 4.2 of the Agreement shall be modified to insert the following sentence at the end thereof:

‘The provisions of Section 14(c) shall apply to all reimbursements made under this Section 4.2.’

(d)           Medical Benefits:  The provision of medical benefits after separation from service shall be done in a manner to, to the extent possible, exempt such benefits from the application of 409A.  Without limiting the generality of the foregoing, the following specific provisions will be effective as of January 1, 2005:

Section 5.3(a) and 5.5(a) of the Agreement shall be modified by adding the following to the end thereof:

‘For any period during which the Executive would be entitled to continuation coverage through the application of Internal Revenue Code Section 4980B (‘COBRA’), this coverage shall be provided at the expense of the Company.

For any period after the expiration of the period required by COBRA, but prior to the end of the month in which the second anniversary of the Date of Termination occurs, this coverage will be provided at the expense of the Executive (or his beneficiaries or estate).  Executive (or his beneficiaries or estate) shall remit payment by check to the Company in the amount of the then current amount used to calculate premiums for participants entitled to receive continuation coverage under COBRA.  The Company shall, on the last day of each month, provide the Executive (or his beneficiaries or estate) with a payment sufficient to place the Executive (or his beneficiaries or estate) in the same economic position had such individuals or entity not been required to pay the premium described in the preceding sentence.’”

2.             Employment Agreement to Remain in Effect.  Except as modified by this Amendment No. 1, the Employment Agreement shall remain in full force and effect in accordance with its terms.  In the event of a conflict between the provisions of this Amendment No. 1 and the Employment Agreement, this Amendment No. 1 shall be controlling.

RITE AID CORPORATION

By:	/s/ Robert B. Sari
Its:	Executive Vice President, General Counsel

DOUGLAS E. DONLEY

/s/ Douglas E. Donley